410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A
News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Record Sales and Gross Profit for the Fourth Quarter
and Achieves Highest Annual Net Income in Company History

CHICAGO-(October 10, 2024) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its fourth quarter and fiscal year 2024.

	Fourth Quarter			Year to Date
(in thousands, except per share amounts)	Ended July 31,			Ended July 31,
	2024	2023	Change	2024	2023	Change
Consolidated Results
Net Sales	$113,702	$107,388	6%	$437,587	$413,021	6%
Operating Income (Including Unallocated Corporate Expenses)	$12,892	$12,709	1%	$51,645	$41,040	26%
Net Income Attributable to Oil-Dri	$8,525	$11,919	(28)%	$39,426	$29,551	33%
Net Income Attributable to Oil-Dri, Excluding Nonrecurring Events †	$8,525	$11,762	(28)%	$39,888	$36,155	10%
Diluted EPS - Common	$1.17	$1.67	(30)%	$5.43	$4.13	31%
Diluted EPS - Common, Excluding Nonrecurring Events †	$1.17	$1.65	(29)%	$5.49	$5.06	8%
Business to Business
Net Sales	$38,880	$38,142	2%	$150,471	$142,395	6%
Segment Operating Income	$12,876	$12,319	5%	$45,589	$37,678	21%
Retail and Wholesale
Net Sales	$74,822	$69,246	8%	$287,116	$270,626	6%
Segment Operating Income	$9,724	$8,208	18%	$43,804	$33,791	30%
Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements.
† Please refer to Reconciliation of Non-GAAP Financial Measures below for a reconciliation of Non-GAAP items to the comparable GAAP measures.
Daniel S. Jaffee, President and Chief Executive Officer, stated, “I am very pleased with our fourth quarter and fiscal year 2024 results which include our newly acquired silica gel-based crystal cat litter business, Ultra Pet Company, Inc. We set new records in consolidated net sales and gross profit for both periods, and we achieved the highest annual net income in our company’s history. Our strategic growth initiatives proved successful as demonstrated by the topline expansion of our cat litter and fluids purification businesses. The integration of the Ultra Pet business is proceeding as planned, and we are making great strides towards gaining new distribution of our crystal litter products. Customers are very excited about the combination of Cat’s Pride and Ultra Pet products on their shelves. I also am happy to report that the acquisition was accretive to earnings during the fourth quarter of fiscal year 2024. I am very proud of our teammates who have worked diligently to make this year such a success. As we begin fiscal year 2025, we will continue to build upon this strong performance and plan to enhance market penetration across all of our different businesses.”

Full Year Results
Consolidated net sales for fiscal year 2024 reached an all-time high of $437.6 million, reflecting a 6% increase over the prior year. Record revenues were achieved in both the Retail & Whole (“R&W”) and Business to Business (“B2B”) Product Groups. This topline growth was due to higher prices across both operating segments, increased volume of fluid purification products, as well as incremental business from the acquisition of Ultra Pet Company, Inc. (“Ultra Pet”) which was completed on May 1, 2024. Revenues from domestic cat litter, excluding co-packaged items, and fluids purification products increased by 8% and 19%, respectively, compared to the prior year. Oil-Dri’s industrial and sports business also contributed to overall gains, with sales growth of 2% over the previous year. While annual revenues from animal health products remained flat, the Company’s commitment to this growth opportunity continues to be very strong. Due to decreased demand, sales from the agricultural and co-packaging coarse cat litter businesses declined by 17% and 4%, respectively, in fiscal year 2024 compared to the prior year.

Annual consolidated gross profit was a record $125.1 million, an increase of 21% over the prior year, with margin expansion to 29% in fiscal year 2024 from 25% in fiscal year 2023. Domestic cost of goods sold per ton increased by 6% compared to last year driven by higher labor, depreciation, and freight costs, partially offset by lower natural gas and packaging costs. Higher prices and improved product mix offset these cost increases.

Selling, general and administrative (“SG&A”) expenses were $73.4 million for fiscal 2024 compared to $62.2 million last year. This 18% increase consists of both ongoing and one-time expenses. Significant expenditures reflect elevated compensation costs, including a higher bonus accrual, and increased advertising costs to promote Cat’s Pride lightweight litter. Expenses related to the Ultra Pet acquisition, including transaction and integration costs, as well as amortization of intangible assets, were also incurred.

Fiscal year 2024’s consolidated operating income reached a record high of $51.6 million, reflecting a $10.6 million, or 26% increase, over the prior year.

Total other expense, net was $2.0 million for fiscal year 2024 compared to total other expense, net of $6.4 million in the prior year. This $4.4 million decrease was driven by non-recurring expenses in fiscal 2023 related to the termination of Oil-Dri’s pension plan and the capacity modification project at its sole landfill in Georgia.

Income tax expense was approximately $10.2 million in fiscal year 2024 compared to $5.2 million last year. This increase was driven by a higher annual effective tax rate and elevated taxable income.

Annual net income attributable to Oil-Dri hit a historic high of $39.4 million in fiscal 2024, or a 33% increase over the prior year, reflecting the Company’s strong performance in improving its bottom line.

Cash and cash equivalents as of July 31, 2024, totaled $23.5 million compared to $31.8 million in fiscal 2023. This decrease can be attributed to the allocation of cash to partially fund the Ultra Pet acquisition. Other significant uses of cash during the year included capital investments to replace aging infrastructure and expand manufacturing facilities to support increased demand of the Company’s products.

Fourth Quarter Results

Consolidated Results
Consolidated net sales for the fourth quarter of fiscal 2024 reached a historic high of $113.7 million, or a 6% increase over the prior year. This marks the 13th consecutive quarter of year-over-year sales growth. This was achieved through the acquisition of Ultra Pet’s crystal cat litter business, higher pricing within both operating segments, and increased demand of fluid purification and animal health products. Elevated revenues from domestic cat litter, fluids purification, animal health, and industrial & sports products were partially offset by decreased sales from the Company’s agricultural and co-packaging coarse cat litter businesses. The acquisition of Ultra Pet contributed net sales of $4.8 million, or 5% of the total consolidated net sales increase over the prior year, and the remaining 1% can be attributed to organic growth from Oil-Dri’s other products.

Consolidated gross profit of $33.0 million, an all-time quarterly high, was achieved during the fourth quarter of fiscal 2024, representing a 9% increase over the prior year. Gross margins expanded to 29% in fiscal year 2024 from 28% in fiscal year 2023. The company's efforts to improve profitability have been successful as demonstrated by year-over-year gross margin expansion for the past eight consecutive quarters. During the three months ended July 31, 2024, domestic cost of goods per ton increased by 10% compared to the prior year. This was driven by higher per ton freight costs, a significant non-cash inventory step-up purchase accounting adjustment related to the Ultra Pet acquisition, and higher per ton packaging costs. These elevated costs were partially offset by lower per ton non-fuel manufacturing costs as well as decreased per ton natural gas costs.

Selling, general and administrative expenses were $20.1 million during the fourth quarter of fiscal 2024 compared to $17.7 million for the same period last year. This $2.4 million, or 14%, increase reflects higher compensation expenses, sales commissions, as well as acquisition related amortization of intangible assets and integration costs. Advertising expenses during the fourth quarter of fiscal year 2024 decreased compared to the same period last year when the majority of advertising spending occurred. Oil-Dri expects advertising costs for the upcoming fiscal year 2025 to be lower than fiscal year 2024. Additional expenses related to the integration of Ultra Pet are expected to be incurred in the first quarter of fiscal year 2025.

In the fourth quarter of fiscal year 2024, consolidated operating income increased to $12.9 million, or by 1%, compared to the fourth quarter of fiscal year 2023. Higher sales slightly offset elevated cost of goods sold and SG&A costs.

Total other expense, net was $891,000 for the three months ended July 31, 2024, compared to total other income, net of $512,000 in the same period last year. Interest expense on the debt assumed for the Ultra Pet acquisition, along with foreign exchange losses and miscellaneous other expenses drove this increase and resulted in lower consolidated net income before taxes.

Income tax expense rose to $3.5 million in the fourth quarter of fiscal year 2024 compared to $1.3 million in the same period last year. Higher taxes resulted from an increase in the estimated annual effective tax rate in the fourth quarter.

Consolidated net income attributable to Oil-Dri decreased to $8.5 million in the fourth quarter of fiscal 2024 from $11.9 million in the prior year.

Product Group Review
The Business to Business Products Group’s fourth quarter of fiscal 2024 revenues were $38.9 million, or 2% greater than the prior year. This was driven by higher prices and improved product mix, partially offset by lower volumes. Increased revenues from elevated demand for fluids purification and animal health products offset sales declines from the Company’s agricultural business. During the fourth quarter of fiscal 2024, revenues from fluid purification products remained very strong and reached a record $25.0 million, or an 11% increase over the prior year. This was primarily due to higher demand of Oil-Dri’s Metal X and Metal Z products sold to customers in North America. This growth in demand continues to be fueled by the recent establishment of renewable diesel plants within the United States. Sales of fluid purification products in Europe and Asia also increased during the three-month period ended July 31, 2024, compared to last year. Amlan International, the Company’s animal health business, boosted its sales to a record $8.0 million during the fourth quarter of fiscal year 2024, representing a 39% improvement over the same period in fiscal year 2023. This increase was concentrated in Latin America where triple digit sales gains were achieved as a result of higher demand and timing of orders. Elevated volumes within Mexico also contributed to Amlan’s topline growth. In the fourth quarter of fiscal 2024, agricultural product revenues were $5.9 million, or a 40% decrease from the prior year. The continued downturn in the agricultural market led to an inventory surplus at a few key customers, thus reducing demand for the Company’s products.

During the fourth quarter of fiscal 2024, SG&A costs within the B2B Products Group increased by $577,000 or 19%, compared to the same period last year. This was mainly driven by higher technical service support costs and sales commissions.

Operating income for the B2B Products Group was $12.9 million in the fourth quarter of fiscal year 2024 compared to $12.3 million in the same period of fiscal year 2023, reflecting a 5% increase. This growth can be attributed to higher sales, partially offset by increased per ton cost of goods sold and SG&A expenses.

The Retail and Wholesale (“R&W”) Products Group’s fourth quarter revenues reached an all-time high of $74.8 million, an 8% increase over the prior year. The acquisition of Ultra Pet Company, Inc. (“Ultra Pet”) contributed 7% of the total R&W sales growth, and the remaining 1% can be attributed to organic topline growth from higher prices of clay-based cat litter and industrial & sports products. With the Ultra Pet acquisition, the Company is now able to offer a broader product portfolio, including crystal litter, to both new and existing customers. During the fourth quarter of fiscal 2024, new distribution of Ultra Pet’s crystal litter products was achieved, and the Company will continue to pursue greater market penetration of both Ultra Pet and newly launched Cat’s Pride branded crystal litter items. Total domestic clay-based cat litter sales, excluding the Company’s co-packaged coarse cat litter business, rose to $51.6 million, or 2% over the prior year. Increased sales of coarse and branded lightweight litter were partially offset by revenue declines from private label lightweight litter products. In addition, Oil-Dri expanded distribution of its EPA approved Cat’s Pride Antibacterial Clumping Litter into the growing e-commerce channel, allowing it to reach a wider customer base. During the fourth quarter of fiscal 2024, revenues from co-packaged litter items decreased compared to the same period in fiscal year 2023. The Company’s key co-packaging customer was negatively impacted by a cyberattack in August 2023 and is in the process of rebuilding velocities and market share. Domestic industrial and sports product revenues were $10.6 million in the fourth quarter of fiscal 2024, or 5% higher than the same period in the prior year. This increase was driven by pricing actions implemented earlier in the fiscal year. The Company’s Canadian subsidiary also contributed to the R&W Product Group’s sales growth as a result of higher revenues from both cat litter and industrial floor absorbents products.

During the fourth quarter of fiscal 2024, SG&A expenses within the R&W Products Group decreased by $119,000, or 2% from the prior year. This was primarily driven by lower advertising costs, partially offset by higher compensation costs and the amortization of intangible assets related to the Ultra Pet acquisition.

Operating income for the R&W Products Group reached $9.7 million in the fourth quarter of fiscal year 2024 compared to $8.2 million in the prior year, reflecting an 18% increase. This growth can be attributed to higher prices, the incremental business from the Ultra Pet acquisition, and lower SG&A costs, partially offset by higher per ton cost of goods sold.

The Company will host its fourth quarter and fiscal year 2024 earnings discussion via a live webcast on Friday, October 11, 2024, at 9:00 a.m. Central Time. Participation details are available on the Company’s website’s Events page.

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“Oil-Dri”, “Cat’s Pride”, “Metal X”, “Metal Z”, and “Amlan” are registered trademarks of Oil-Dri Corporation of America.

About Oil-Dri Corporation of America
Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals.

Forward-Looking Statements
Certain statements in this press release may contain forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Forward-looking statements can be identified by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential,” “strive,” and similar references to future periods.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially, including, but not limited to, those described in Item 1A, “Risk Factors” of our most recent Annual Report on Form 10-K and from time to time in our other filings with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected, planned or otherwise expressed in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Contact:
Leslie A. Garber
Director of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Fourth Quarter Ended July 31,
	2024	% of Sales	2023	% of Sales
Net Sales	$113,702	100.0%	$107,388	100.0%
Cost of Goods Sold	(80,678)	(71.0)%	(76,954)	(71.7)%
Gross Profit	33,024	29.0%	30,434	28.3%
Selling, General and Administrative Expenses	(20,132)	(17.7)%	(17,725)	(16.5)%
Operating Income	12,892	11.3%	12,709	11.8%
Gain on Pension Termination	—	—%	206	0.2%
Other (Expense) Income, Net	(891)	(0.8)%	306	0.3%
Total Other (Expense) Income, Net	(891)	(0.8)%	512	0.5%
Income Before Income Taxes	12,001	10.6%	13,221	12.3%
Income Taxes Expense	(3,476)	(3.1)%	(1,302)	(1.2)%
Net Income	8,525	7.5%	11,919	11.1%
Net Loss Attributable to Noncontrolling Interest	—	—%	—	—%
Net Income attributable to Oil-Dri	$8,525	7.5%	$11,919	11.1%

Net Income Per Share: Basic Common	$1.26		$1.80
Basic Class B	$0.95		$1.35
Diluted Common	$1.17		$1.67
Diluted Class B	$0.95		$1.35
Avg Shares Outstanding: Basic Common	4,918		4,831
Basic Class B	1,980		1,964
Diluted Common	6,898		6,795
Diluted Class B	1,980		1,964

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Twelve Months Ended July 31,
	2024	% of Sales	2023	% of Sales
Net Sales	$437,587	100.0%	$413,021	100.0%
Cost of Goods Sold	(312,493)	(71.4)%	(309,794)	(75.0)%
Gross Profit	125,094	28.6%	103,227	25.0%
Selling, General and Administrative Expenses	(73,449)	(16.8)%	(62,187)	(15.1)%
Operating Income	51,645	11.8%	41,040	9.9%
Loss on Pension Termination	—	—%	(4,652)	(1.1)%
Other (Expense) Income, Net	(1,994)	(0.5)%	(1,710)	(0.4)%
Total Other Expense, Net	(1,994)	(0.5)%	(6,362)	(1.5)%
Income Before Income Taxes	49,651	11.3%	34,678	8.4%
Income Taxes Expense	(10,225)	(2.3)%	(5,195)	(1.3)%
Net Income	39,426	9.0%	29,483	7.1%
Net Loss Attributable to Noncontrolling Interest	—	—%	(68)	—%
Net Income Attributable to Oil-Dri	$39,426	9.0%	$29,551	7.2%

Net Income Per Share: Basic Common	$5.85		$4.45
Basic Class B	$4.40		$3.35
Diluted Common	$5.43		$4.13
Diluted Class B	$4.40		$3.35
Avg Shares Outstanding: Basic Common	4,885		4,825
Basic Class B	1,976		1,959
Diluted Common	6,861		6,784
Diluted Class B	1,976		1,959

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
	As of July 31,
	2024	2023
Current Assets
Cash and Cash Equivalents	$23,481	$31,754
Accounts Receivable, Net	62,171	59,287
Inventories, Net	54,236	42,612
Prepaid Expenses and Other Assets	7,270	2,854
Total Current Assets	147,158	136,507
Property, Plant and Equipment, Net	137,796	120,872
Other Assets	69,651	28,856
Total Assets	$354,605	$286,235

Current Liabilities
Current Maturities of Notes Payable	$1,000	$1,000
Accounts Payable	15,009	17,101
Dividends Payable	2,096	1,927
Other Current Liabilities	48,572	38,740
Total Current Liabilities	66,677	58,768
Noncurrent Liabilities
Notes Payable	49,774	30,827
Other Noncurrent Liabilities	27,566	19,564
Total Noncurrent Liabilities	77,340	50,391
Stockholders' Equity	210,588	177,076
Total Liabilities and Stockholders' Equity	$354,605	$286,235

Book Value Per Share Outstanding	$30.69	$26.10

Acquisitions of:
Property, Plant and Equipment
Fourth Quarter	$8,283	$6,924
Year To Date	$32,000	$24,368
Depreciation and Amortization Charges
Fourth Quarter	$5,662	$4,180
Year To Date	$19,281	$15,528

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Twelve Months Ended
	July 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$39,426	$29,483
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	19,281	15,528
Loss on Pension Termination	—	4,652
Decrease (Increase) in Accounts Receivable	1,453	(7,899)
Increase in Inventories	(4,682)	(2,204)
(Increase) Decrease in Prepaid Expenses	(2,431)	1,082
(Decrease) Increase in Accounts Payable	(2,794)	3,241
Increase in Accrued Expenses	2,449	6,455
Other	7,611	(574)
Total Adjustments	20,887	20,281
Net Cash Provided by Operating Activities	60,313	49,764

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(32,000)	(24,368)
Acquisition of Business	(45,298)	—
Other	182	(199)
Net Cash Used in Investing Activities	(77,116)	(24,567)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	20,000	—
Payment of Debt Issuance costs	(90)	(7)
Principal Payments on Notes Payable	(1,000)	(1,000)
Dividends Paid	(7,806)	(7,433)
Purchases of Treasury Stock	(2,778)	(1,078)
Net Cash Provided by (Used In) Financing Activities	8,326	(9,518)

Effect of exchange rate changes on Cash and Cash Equivalents	204	(223)

Net (Decrease) Increase in Cash and Cash Equivalents	(8,273)	15,456
Cash and Cash Equivalents, Beginning of Period	31,754	16,298
Cash and Cash Equivalents, End of Period	$23,481	$31,754

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
	Fourth Quarter		Year to Date
	Ended July 31,		Ended July 31,
	2024	2023	2024	2023
CONSOLIDATED RESULTS
GAAP: Net Income Attributable to Oil-Dri	$8,525	$11,919	$39,426	$29,551
Plus: Nonrecurring Events, Net of Tax
Landfill Modification Loss, Net of Tax	$—	$—	$462	$1,977
Pension Termination, Net of Tax	$—	$(157)	$—	$4,627
Total Nonrecurring Events, Net of Tax	$—	$(157)	$462	$6,604
Non-GAAP: Net Income Attributable to Oil-Dri excluding Nonrecurring Events	$8,525	$11,762	$39,888	$36,155

GAAP: Diluted EPS - Common	$1.17	$1.67	$5.43	$4.13
Plus: Nonrecurring Events, Net of Tax	$—	$(0.02)	$0.06	$0.93
Non-GAAP: Diluted EPS - Common, excluding Nonrecurring Events	$1.17	$1.65	$5.49	$5.06